Exhibit 8.1

Lagarosse Holdings Limited
89 Nexus Way, Camana Bay
Grand Cayman, KY1-9009
Cayman Islands

Lyon	Date: June 30, 2026

Paris

Bordeaux	Our ref. DSY/ D0082210 - Château Lagarosse S.A.S - Legal Opinion

Marseille	Dear Sirs,

Rennes Pékin Shanghai	We act as French legal counsel to Lagarosse Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”, together with its subsidiaries, the “Group”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (the “Registration Statement”), relating to the proposed initial public offering by the Company of its Class A ordinary shares, par value US$0.00005 per share (the “Class A Ordinary Shares”). ADALTYS is an independent law firm, consisting of lawyers fully qualified to practice under the laws of France.

Lagarosse Holdings Limited is the indirect holding company of Château Lagarosse S.A.S, a company incorporated under the laws of France as a société par actions simplifiée (SAS), with limited liability, with its registered office at 846 Route de Camail, 33550 Tabanac, France, with company number 432 753 317 (hereinafter referred to as “Chateau Lagarosse” or the “French Subsidiary”).

In view of establishing this legal opinion (the “Legal Opinion” or the “Opinion”), we have exclusively reviewed the documents made available to us in original, photo static, telecopy or by electronic form listed in Annex 1.

The documents listed in Annex 1 are hereinafter collectively referred to as the “Documents”.

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lyon@adaltys.com

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In examining the Documents and in rendering the Opinion stated below, we have assumed:

(i)	the accuracy and completeness, and the authenticity of all Documents submitted to us as originals and the conformity with the originals of any copy of Documents submitted to us for review in photostatic or electronic form and that any Document examined by us as draft or execution form will be or, as the case may be, has been executed in the same form as any such Document reviewed by us as draft or execution form;

(ii)	the due and requisite power, capacity (corporate and otherwise) and authority of each of the signatories of the Documents when acting in the name and on behalf of foreign entities under the relevant foreign jurisdictions; and of the signatories of any Document (other than on behalf of the French Subsidiary) for which we were not provided with evidence of the power, capacity and authority;

(iii)	This Opinion is limited to the laws of France and the laws of the European Union applicable to France, and we express no opinion as to the laws of any other jurisdiction; and

(iv)	that all necessary consents, powers, authorisations and approvals whatsoever required for the execution and performance of the Documents by any of the parties thereto (other than the French Subsidiary) have been obtained and that all necessary notices, filings, registrations and recordings required in any applicable jurisdiction in respect of the Documents were granted to or, as applicable, properly made in accordance with the laws and regulations of every such applicable jurisdiction by any person other than the French Subsidiary in respect of French law.

We have not investigated and do not express an opinion on the laws of any jurisdiction other than the laws of France and the laws of the European Union applicable to France as the same stand and have been made public in printed form and have been interpreted in published case law of the courts of France and of the Court of Justice of the European Union, as applicable, as of the date hereof.

We do not express an opinion on any representations or warranties made by the parties in the Documents (other than those on which we expressly opine herein), and/or on any matters of fact. Terms and expressions of law and of legal concepts as used in this opinion have the meaning in this opinion attributed to them under the laws of France and this opinion should be read and understood accordingly.

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Based solely upon and subject to the foregoing and subject to the qualifications and limitations and exceptions set forth herein as well as any fact, circumstance, event or document not disclosed to us and inconsistent with the information revealed by the Documents reviewed by us in the case of our examination referred to above and having regard to such legal considerations as we deem relevant, in order to render this opinion, we are of the opinion that at the date hereof:

(a)	The French Subsidiary has been duly incorporated, is validly existing as a limited liability company and in good standing.

(b)	Based solely on the Documents reviewed by us, the French Subsidiary has obtained the material licenses, permits and approvals required under French law for carrying out its business and operations in France as described in the Registration Statement.

(c)	To the best of our knowledge after due inquiry:

(i)	The French Subsidiary is in existence and is not in the process of being wound up or struck off or dissolved;

(ii)	The French Subsidiary is not dormant as per the record of the French Companies’ Registry;

(iii)	The French Subsidiary has a registered address;

(iv)	Neither the French Subsidiary nor, to our knowledge, its directors are recorded as being subject to pending proceedings before the French Companies’ Registry; and

(v)	The French Subsidiary and its directors do not have any pending litigation cases in relation with the operations of the French Subsidiary.

(c)	The French Subsidiary is not involved in any litigation proceeding, claim, counterclaim, arbitration proceeding or winding-up proceeding.

(d)	The statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Corporate History and Structure”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulations” and “Taxation – Material France Tax Consequences” and “Legal Matters” in each case insofar as such statements describe or summarize French laws, regulations, or proceedings referred to therein, are true and accurate in all material respects, and fairly present and summarize in all material respects the French laws, regulations, or

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proceedings referred to therein, and nothing has been omitted from such statements which would make the same misleading in any material respects; and

This Opinion is subject to the following qualifications and limitations:

(i)	The opinions expressed herein are, unless stated otherwise, limited by the provisions of any applicable bankruptcy (procedures collectives), insolvency, fraudulent conveyance (fraude), deceit (dol) or other generally applicable laws or regulations affecting the rights of creditors.

(ii)	In this Opinion, French legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not always be identical to the concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

(iii)	We do not undertake any obligation to advise you of any change in any matter set forth herein occurring after the date hereof. This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to herein. Nothing in this opinion should be taken as expressing an opinion in respect of the reality or accuracy of any representation or warranty given by the Parties in the Documents (other than those on which we expressly opine herein) contained in the Documents.

(iv)	This Opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this opinion and all rights, obligations or liability in relation to it are governed by French law. Any legal action, claim or proceeding with respect to this opinion shall be brought exclusively before the relevant jurisdiction within the geographical competency of the Court of Appeal of Lyon in France.

(v)	By accepting this Opinion letter or reliance thereon, the addressee hereof explicitly consents to the above and irrevocably waives its rights, if any, to commence proceedings against our firm or the partner signing the same as to the contents of this opinion letter in any other jurisdiction or venue.

(vi)	This Opinion is addressed to the Company in connection with the Registration Statement and may be relied upon without our prior written consent, this opinion letter may not be transmitted to, filed with, or relied upon by, any other person, firm, company or institution.

(vii)	This Opinion supersedes and replaces any prior opinion with respect thereto.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement. By giving this consent, we do not admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Denis Santy
ADALTYS
Denis Santy
Partner

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Annex

List of Documents

1.	Extract from the Register of the Companies Registry of Bordeaux (Extrait K bis) regarding the French Subsidiary, dated June 15, 2026.

2.	Copy of the updated versions of the bylaws of the French Subsidiary dated September 16, 2019 currently in effect.

3.	Share ledger of the French Subsidiary including the individual shareholders and the share transfer forms held in the French Subsidiary books.

4.	Minutes of the Shareholders General Meetings of the French Subsidiary held in the French Subsidiary books, updated through June 30, 2021.

5.	Copy of a certificate of non-insolvency of the French Subsidiary issued by the Companies’ Registry of Bordeaux, dated June 15, 2026.

6.	Copy of a certificate of indebtedness setting forth liens, pledges and securities on the French Subsidiary’s assets issued by the Companies’ Registry of Bordeaux, dated December 1, 2025.

7.	Copy of a certificate of real land mortgage issued by the office of the French Public Finance Administration (Direction des Finances Publiques, Service de la Publicité Foncière), dated December 11, 2025.

8.	Copy of a deed of acquisition passed in the form of a notarized deed before Mr. Macard, public notary in Bordeaux, by and between S.C.A. Des Vignobles du Château Lagarosse as vendor and the French Subsidiary as purchaser, dated October 30, 2000.

9.	Copy of a letter dated August 30, 2000, from the Local Public Authorities of Gironde (“Préfecture de Gironde”) authorizing the French Subsidiary to exercise its activities following the acquisition of the vineyard.

10.	Copy of the identification declaration dated September 8, 2008 filed by the French Subsidiary with the Organism in charge of the defence and management of the AOC.

11.	Copy of a share purchase agreement entered into by and between Carlico Chateau Lagarosse as purchaser and Beheer-en Belegingsmaaschappij Woodwalk B.V. as vendor, dated October 20, 2010.

12.	Copy of a letter from the Direction Départementale des Territoires et de la Mer of the local government of Gironde (Préfet de la Gironde) dated November 9, 2010, confirming that the planned acquisition of the French Subsidiary shares does not entail the obligation to file an authorisation request to operate the activities.

13.	Copy of a letter from the SAFER Aquitaine Atlantique dated January 13, 2011, confirming that the sale of the entire share capital of the French Subsidiary is not subject to the prior right of first refusal of the SAFER.

14.	Copy of the reiteration of the Share Purchase Agreement of the French Subsidiary entered by and between Carlico Chateau Lagarosse as purchaser and Interiordeco as vendor, dated January 27, 2011.

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